U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person

   Boone                 Pamela                    G.
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   (Last)               (First)                 (Middle)

   16401 Swingley Ridge Road
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                        (Street)

   Chesterfield            MO                   63017
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   March 2, 2001
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3. IRS Identification Number of Reporting Person, if an Entity  (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Maverick Tube Corporation (MVK)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

              Vice President - Finance and Chief Financial Officer
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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Reporting (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More Than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                  2.                               4.
                                  Amount of     3.                 Nature of
                                  Securities    Ownership Form:    Indirect
1.                                Beneficially  Direct (D) or      Beneficial
Title of Security                 Owned         Indirect (I)       Ownership
(Instr. 4)                        (Instr. 4)    Instr.5)           (Instr. 5)
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Common Stock                       1,000             D            Not Applicable
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

If the form is filed by more than one reporting persons, see Instruction
5(b)(v)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                       3.
                     2.                Title and Amount
                     Date              of Underlying
                     Exercisable and   Derivative                           5.
                     Expiration Date   Securities              4.           Ownership of     6.
1.                   (Month/Day/Year)  (Instr. 4)              Conversion   Derivative       Nature of
Title of             ----------------  -------------------     or Exercise  Security:        Indirect
Derivative           Date     Expira-            Amount        Price of     Direct (D)       Beneficial
Security             Exer-    tion               or Number     Derivative   Indirect (I)     Ownership
(Instr. 4)           cisable  Date     Title     of Shares     Security     (Instr. 5)       (Instr. 5)
-------------------------------------------------------------------------------------------------------
Employee Stock    11/16/97  11/16/01   Common     1,332          5.125          D             N/A
Option (Right                          Stock
to Buy)
-------------------------------------------------------------------------------------------------------
Employee Stock    11/16/98  11/16/01   Common     1,332          5.875          D             N/A
Option (Right                          Stock
to Buy)
-------------------------------------------------------------------------------------------------------
Employee Stock    11/16/99  11/16/01   Common     1,336          6.75           D             N/A
Option (Right                          Stock
to Buy)
-------------------------------------------------------------------------------------------------------
Employee Stock    11/11/01  11/11/08   Common     1,000          7.125          D             N/A
Option (Right                          Stock
to Buy)
-------------------------------------------------------------------------------------------------------
Employee Stock    11/11/02  11/11/08   Common     1,000          7.125          D             N/A
Option (Right                          Stock
to Buy)
-------------------------------------------------------------------------------------------------------
Employee Stock    11/11/03  11/11/08   Common     1,000          7.125          D             N/A
Option (Right                          Stock
to Buy)
-------------------------------------------------------------------------------------------------------
Employee Stock    11/13/03  11/13/10   Common    10,000         14.125          D             N/A
Option (Right                          Stock
to Buy)
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
=======================================================================================================


Explanation of Responses:



By:  /s/ Pamela G. Boone                                       3/09/01
    ---------------------------------------------            -------------------
    **Signature of Reporting Person                             Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.


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